Exhibit 99.1

For Immediate Release

ARI Network Services Announces 2013 Fiscal Third Quarter Results

Milwaukee, Wis., June 11, 2013 – ARI Network Services (OTCBB: ARIS), a leading provider of website, software, and data solutions that help dealers, distributors, and manufacturers Sell More Stuff!TM, reported financial results today for its third quarter of fiscal 2013 ended April 30, 2013.

Highlights for the quarter included:

●	Total revenue for the quarter was $8.2 million, a 44.0% increase over the third quarter of fiscal year 2012.

●	Recurring revenue for the quarter increased 60.1% to $7.7 million, or 93.0% of total revenue, from $4.8 million, or 83.7% of total revenue, for the same period in fiscal 2012.

●

On November 28, 2012, the Company acquired the assets of the retail division of 50 Below Sales & Marketing, Inc., a leading provider of eCommerce websites to the powersports, automotive tire and wheel aftermarket and medical equipment industries. The 50 Below operation, which was purchased out of bankruptcy, generated an operating profit during the quarter, only the second quarter under ARI ownership.

●

On March 13, 2013, the Company announced that it entered into agreements with various accredited investors in a private placement of $4.8 million (3.2 million shares) of its common stock at a purchase price of $1.50 per share.  The Company also issued warrants to purchase 1.1 million shares at a price per share of $2.00.  The funds raised in the private placement were used to pay down a substantial portion of the Company’s outstanding debt.

●

On April 25, 2013, the Company announced that it closed new senior secured credit facilities with Silicon Valley Bank. The facilities include a $4.5 million term loan and a $3.0 million revolving credit facility.  The proceeds from the transaction were used to pay down the remaining portion of the Company’s outstanding debt with Fifth Third Bank and with a shareholder.

Fiscal Year 2013 Third Quarter Financials

ARI reported revenue of $8.2 million for the third quarter of fiscal 2013 versus $5.7 million for the same period last year, an increase of 44.0%. Recurring revenue comprised 93.0% of total revenue during the quarter versus 88.3% last quarter and 83.7% for the third quarter of fiscal year 2012.

Gross margin for the third quarter was 77.1%, versus 75.9% for the same period last year.

The company incurred a net loss of $571,000 or $0.05 per share for the quarter ended April 30, 2013, compared to net income of $210,000 or $0.03 per share for the same period last year, primarily due to a non-cash loss of $682,000 related to the early repayment of debt and a $420,000 impairment charge to a long-lived asset.

Management Discussion

Roy W. Olivier, President and Chief Executive Officer of ARI, commented, “We are pleased with the progress we have made integrating our two fiscal 2013 acquisitions.  We were able to generate a profit from the 50 Below operation in the second quarter of our ownership.  For the most recent fiscal year prior to the acquisition ended July 31, 2012, the 50 Below operations lost approximately $4 million on $9 million revenue.  Integration activities will continue over the next 9-12 months and we expect the 50 Below operations, as well as our combined operations, to become increasingly more profitable.”

Mr. Olivier continued, “ARI is now one of the leading providers of websites in each of the markets we serve; we currently host and maintain more than 5,500 sites, and we expect this number to continue to grow. Our new AccessorySmartTM aftermarket parts lookup solution, which is a first of its kind in the powersports industry, continues to gain traction in the marketplace after its February launch.  We have also launched significant improvements to our products aimed at the automotive wheel and tire aftermarket, a market for which we have significant growth expectations.”

Darin Janecek, Chief Financial Officer of ARI, commented, “While our fiscal 2013 operating results continue to be affected by the various events and one-time charges that have occurred year-to-date, including two acquisitions, a $4.8 million private placement, and a debt refinancing and transition to a new banking partner, we do expect a return to profitability in the fourth quarter and anticipate further revenue growth and increased profitability in fiscal 2014.”

Third Quarter Conference Call

ARI will conduct a conference call on Tuesday June 11, 2013 at 4:30 pm EST to review the financial results for the third quarter of fiscal 2013 ended April 30, 2013. Interested parties can access the conference call by dialing (877) 359-3639 or (408) 427-3725 and referring to conference ID: 79028219.  The conference call is also being webcast, which is available in the Investor Relations section of the company’s website at www.investor.arinet.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

About ARI

ARI Network Services, Inc. (“ARI”) (OTCBB: ARIS), creates award-winning software-as-a-service (“SaaS”) and data-as-a-service (“DaaS”) solutions that help equipment manufacturers, distributors and dealers in selected vertical markets Sell More Stuff!™ – online and in-store. Our innovative products are powered by a proprietary library of enriched original equipment and aftermarket content that spans more than 10.5 million active part and accessory SKUs, 469,000 models and $1.7 billion in retail product value.  We remove the complexity of selling and servicing new and used inventory, parts, garments, and accessories (“PG&A”) for customers in automotive tire and wheel, powersports, outdoor power equipment, marine, RV and white goods industries. More than 22,000 equipment dealers, 195 distributors and 140 manufacturers worldwide leverage our web and eCatalog platforms to Sell More Stuff!™.  For more information on ARI, visit www.investor.arinet.com.

Additional Information

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Follow @ARI_Net on Twitter: www.twitter.com/ARI_Net

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Become a fan of ARI on Facebook: www.facebook.com/ARINetwork

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Read more about ARI: www.investor.arinet.com/about-us

(Roy W. Olivier Photo: http://arinet.com/images/uploads/press_release_images/RoyWOlivier1.png)

(ARI Logo: http://arinet.com/images/uploads/press_release_images/NewLogoTransparency_Black.jpg)

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933.  All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management.  Words such as  "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Such risks and uncertainties include those related to the ongoing integration of our recently acquired businesses, as well as those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2012, and in Amendment No. 3 of our registration statement on Form S-1/A under “Risk Factors, filed with the Securities and Exchange Commission, and in subsequent filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

For More Information, contact
Darin Janecek, Chief Financial Officer, +1-414-973-4300, Darin.Janecek@arinet.com; or
Gregory V. Taylor, CFA, Three Part Advisors, +1-214-295-8370, gtaylor@threepa.com

ARI Network Services, Inc.
Consolidated Statements of Income
(Dollars in Thousands, Except per Share Data)
(Unaudited)

Three months ended April 30			Nine months ended April 30
2013		2012	2013	2012
Net revenue	$8,228	$5,712	$21,648	$16,623
Cost of revenue	1,885	1,378	5,014	3,765
Gross profit	6,343	4,334	16,634	12,858
Operating expenses:
Sales and marketing	2,154	1,121	4,944	3,272
Customer operations and support	1,496	800	3,974	2,496
Software development and technical support (net
of capitalized software product costs)	641	467	1,890	1,345
General and administrative	1,791	1,304	5,209	3,630
Depreciation and amortization (exclusive of amortization
of software product costs included in cost of revenue)	334	315	953	1,122
Loss on impairment of long-lived assets	420	-	420	-
Net operating expenses	6,836	4,007	17,390	11,865
Operating income (loss)	(493)	327	(756)	993
Other income (expense):
Interest expense	(197)	(40)	(534)	(161)
Loss on debt extinguishment	(682)	-	(682)	-
Gain on sale of a component of the business	64	-	64	-
Other, net	(1)	79	7	96
Total other income (expense)	(816)	39	(1,145)	(65)
Income (loss) before provision for income tax	(1,309)	366	(1,901)	928
Income tax benefit (expense)	738	(156)	1,447	(385)
Net income (loss)	$(571)	$210	$(454)	$543

Net income (loss) per common share:
Basic	$(0.05)	$0.03	$(0.05)	$0.07
Diluted	$(0.05)	$0.03	$(0.05)	$0.07

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)

	(Unaudited)
	April 30	July 31
	2013	2012
ASSETS
Cash and cash equivalents	$1,164	$1,350
Trade receivables, less allowance for doubtful accounts of $271
and $215 at April 30, 2013 and July 31, 2012, respectively	1,440	1,187
Work in process	158	151
Prepaid expenses and other	924	766
Deferred income taxes	3,112	2,686
Total current assets	6,798	6,140
Equipment and leasehold improvements:
Computer equipment and software for internal use	2,280	2,592
Leasehold improvements	609	584
Furniture and equipment	2,476	1,989
	5,365	5,165
Less accumulated depreciation and amortization	3,797	3,214
Net equipment and leasehold improvements	1,568	1,951
Capitalized software product costs:
Amounts capitalized for software product costs	20,842	18,247
Less accumulated amortization	16,610	15,298
Net capitalized software product costs	4,232	2,949
Deferred income taxes	3,554	2,443
Other long term assets	143	148
Other intangible assets	4,249	1,439
Goodwill	12,239	5,439
Total assets	$32,783	$20,509

ARI Network Services, Inc.
Consolidated Balance Sheets
(Dollars in Thousands, Except per Share Data)
	(Unaudited)
	April 30	July 31
	2013	2012
LIABILITIES
Current borrowings on line of credit	$750	$-
Current portion of long-term debt	338	1,084
Current portion of contingent liabilities	363	-
Accounts payable	792	725
Deferred revenue	9,228	4,926
Accrued payroll and related liabilities	1,321	758
Accrued sales, use and income taxes	117	216
Other accrued liabilities	625	214
Current portion of capital lease obligations	-	150
Total current liabilities	13,534	8,073
Long-term debt	4,162	2,888
Long-term portion of contingent liabilities	499	-
Capital lease obligations	-	58
Other long term liabilities	238	274
Total non-current liabilities	4,899	3,220
Total liabilities	18,433	11,293

SHAREHOLDERS' EQUITY
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares authorized; 0 shares issued and outstanding at April 30, 2013 and July 31, 2012, respectively	-	-
Junior preferred stock, par value $.001 per share, 100,000 shares authorized; 0 shares issued and outstanding at April 30, 2013 and July 31, 2012, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares authorized; 12,055,921 and 8,037,750 shares issued and outstanding at April 30, 2013 and July 31, 2012, respectively	12	8
Additional paid-in capital	102,817	97,218
Accumulated deficit	(88,463)	(88,009)
Other accumulated comprehensive loss	(16)	(1)
Total shareholders' equity	14,350	9,216
Total liabilities and shareholders' equity	$32,783	$20,509